UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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Filed by a Party other than the Registrant [  ]

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[  ] Soliciting Material Pursuant to § 240.14a-12

The York Water Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(3)	Filing Party: Date Filed: March 20, 2026

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 24, 2026

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS OF THE YORK WATER COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The York Water Company will be held at The Appell Center for the Performing Arts, 50 North George Street, York, Pennsylvania 17401, on Monday, May 4, 2026, at 1:00 p.m. local time for the purpose of taking action upon the following proposals:

(1)	To elect three (3) Directors to three-year terms of office;
(2)	To ratify the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026;
(3)	To provide an advisory vote to approve the executive compensation of the Company’s named executive officers;
(4)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 27, 2026, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings.  Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described below:

•
By mail – If you received a printed proxy card, mark, sign, date and mail the proxy card (see instructions on the Notice Regarding the Availability of Proxy Materials (the “Notice”) on how to request a printed proxy card);

•	By phone – Call the toll-free telephone number listed on your Notice or on your proxy card;

•	By internet – Visit the website shown on your Notice or on the proxy card to vote via the Internet; or

•
In Person – Shareholders of record may deliver the completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting.  Beneficial shareholders whose shares are held in the name of a bank, broker or other nominee must obtain a legal proxy from the holder of record (that is, your bank, broker or nominee) to be able to vote in person at the Annual Meeting.

If you plan on attending the meeting, doors will open at 11:30 a.m. and a boxed lunch will be provided beginning at 12:00 p.m.  Please RSVP to Molly Houck at (717) 718-2942 or e-mail mollyh@yorkwater.com if you will be joining us for lunch.

Thank you for your continued interest and support of The York Water Company!

By order of the Board of Directors,

Secretary

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 24, 2026

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of The York Water Company (hereinafter referred to as the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company, whereby shareholders would appoint Douglas S. Brossman, Jody L. Keller, SPHR, and William T. Yanavitch II as Proxies on behalf of the shareholders, to be used at the Annual Meeting of the Shareholders of the Company to be held at The Appell Center for the Performing Arts, 50 North George Street, York, Pennsylvania 17401 at 1:00 p.m. on Monday, May 4, 2026 (the “Annual Meeting”), and at any adjournment thereof.

Solicitation of proxies will be made by mail, telephone, and internet.  Those shareholders who previously opted out of printed copies of the proxy materials will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail.  The Notice will instruct you as to how you may access and review the proxy materials.  The Notice also instructs you as to how you may submit your proxy via internet or by telephone.  If you previously opted out of printed copies of the proxy materials but would like to receive a printed copy of such materials, you should follow the instructions included in the Notice.  Those shareholders who have requested printed copies and some of those who have not specifically opted out of printed copies of the proxy materials will be provided with printed copies.  It is anticipated that proxy materials will first be mailed and made available via internet on March 24, 2026.

The expense of this solicitation will be paid by the Company.  If necessary, some of the officers of the Company and regular employees of the Company may solicit proxies personally or by telephone for no additional pay.  Banks, brokerage houses and other institutions and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

A shareholder who submits a proxy by mail, electronically, or by telephone is not precluded from attending the Annual Meeting and voting his or her shares at the meeting and may revoke the proxy by delivering a later dated proxy or by written notification to the corporate secretary at any time before the proxy is exercised.

PURPOSE OF THE MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon three proposals: (i) to elect three (3) Directors to serve for a term of three (3) years; (ii) to ratify the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026; and (iii) to provide an advisory vote to approve the executive compensation of the Company’s named executive officers.  Shareholders may also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AT THE MEETING

The outstanding securities of the Company entitled to vote at the meeting consist of 14,448,548 shares of our common stock.  The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast will constitute a quorum for the Annual Meeting.  Abstentions and broker non-votes (when accompanied by broker votes) are considered present and entitled to vote for purposes of establishing a quorum.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof was the close of business on February 27, 2026.  Shareholders are entitled to one vote for each share on all matters coming before the meeting.

In accordance with Pennsylvania law, a shareholder can withhold authority to vote for all nominees for Director or can withhold authority to vote for certain nominees for Director.  Directors will be elected by a plurality of the votes cast, meaning that the three nominees who receive the most affirmative votes will be elected.  Votes that are withheld will be excluded from the vote and will have no effect.  In accordance with our majority voting policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the Board of Directors for consideration by the independent Directors.  See “Proposal 1 Election of Directors” for more information on the majority voting policy.

The proposal to ratify the appointment of the independent registered public accounting firm and the advisory vote on executive compensation will require the affirmative vote of a majority of the votes cast, and any votes that abstain on such proposal will not be counted for or against the proposal.  If a signed proxy is returned with no markings on any of the proposals, the votes represented by that proxy will be voted as recommended by the Board of Directors on each of the proposals.

Brokers who have received no voting instructions from their customers will not have discretion to vote with respect to election of Directors or the advisory vote on executive compensation, but will have the discretion to vote with respect to the proposal to ratify the appointment of the Company’s auditors.  Broker non-votes will not count as votes cast with respect to the proposals and will have no effect on the outcome of the vote on the proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 27, 2026, by (1) each person known to the Company to be the beneficial owner of more than 5% of the common stock of the Company, based upon information available to us; (2) each director, director nominee and executive officer named in the summary compensation table included elsewhere herein; and (3) all executive officers, directors and director nominees as a group.

The information appearing in the following table with respect to beneficial ownership of common stock of the Company has been furnished to the Company by the three nominees, the six Directors continuing in office, and the six executive officers, and from statements filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) or 13(g) of the Exchange Act, all as of February 27, 2026.

The table includes shares owned or beneficially owned by the respective individuals as of February 27, 2026.  No individual has a specific right to acquire beneficial ownership of any additional shares within 60 days from such date.

Number of Shares	Percent of Total
Beneficially Owned (1)	Shares Outstanding (2)

1) Certain beneficial owners:
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,704,041	(3)	11.8

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,090,866	(4)	7.57

Zimmer Accounts 9 West 57th Street, 33rd Floor New York, NY 10019	746,943	(5)	5.2

2) Directors, director nominees and named executive officers:

Paul R. Bonney, Esq.	518		0.00
Douglas S. Brossman	262		0.00
Alexandra C. Chiaruttini, Esq.	4,879		0.03
Joseph T. Hand	39,973	(6)	0.28
Jody L. Keller, SPHR	4,729	(7)	0.03
Robert F. Lambert	76		0.00
Erin C. McGlaughlin	2,826	(8)	0.02
Matthew E. Poff, CPA	8,212	(9)	0.06
Steven R. Rasmussen, CPA	4,641		0.03
Laura T. Wand	775		0.01
William T. Yanavitch II	45	(10)	0.00

3) All directors, director nominees and executive officers as a group

All Directors and Executive Officers as a group (15 persons)	72,842	(11)	0.50

(1)
Except as indicated in the footnotes below, Directors and Officers possessed sole voting power and sole investment power with respect to all shares set forth in this column.  All Directors and Officers can be reached through the executive offices of the Company.

(2)
The percentage for each owner of 5% or more of our outstanding shares is based upon the filings as disclosed in footnotes three, four, and five below.  The percentage for each director, director nominee, and named executive officer, and for all directors and executive officers as a group, is based on 14,448,548 shares outstanding as of February 27, 2026.

(3)
The information for BlackRock, Inc. was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on July 17, 2025.  BlackRock, Inc. reported sole voting power of 1,661,761 shares and sole dispositive power of 1,704,041.

(4)
The information for The Vanguard Group, Inc. was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on July 29, 2025.  The Vanguard Group, Inc. reported shared voting power of 11,151 shares, sole dispositive power of 1,063,285 shares, and shared dispositive power of 27,581 shares.

(5)
The information for Zimmer Partners, LP, Zimmer Financial Services Group LLC, Zimmer Partners GP, LLC, and Stuart J. Zimmer, collectively the Zimmer Accounts, was obtained from Schedule 13G filed with the Securities and Exchange Commission on February 14, 2025.  The Zimmer Accounts reported shared voting power of 746,943 shares and shared dispositive power of 746,943 shares.

(6)	Includes 39,872 shares owned jointly by Mr. Hand's wife for which he shares voting and investment power. Includes 101 shares held by Mr. Hand’s child for which Mr. Hand disclaims beneficial ownership.
(7)	Ms. Keller shares voting and investment power on all held shares with her husband.
(8)	Ms. McGlaughlin shares voting and investment power on all held shares with her husband.
(9)	Mr. Poff shares voting and investment power on all held shares with his wife.
(10)	Mr. Yanavitch shares voting and investment power on all held shares with his wife.
(11)
Includes shares owned by family members, unnamed executive officers and certain other shares, as to which some Directors and Officers disclaim any beneficial ownership, and which are further disclosed in the notes above.

DELINQUENT SECTION 16(a) REPORTS

William T. Yanavitch II filed a Form 3 reporting an initial statement of beneficial ownership on September 24, 2025 for an event occurring on September 1, 2025.  Other than the aforementioned report, the Company believes that during the year ended December 31, 2025, all Directors and Executive Officers timely complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934. The foregoing statement is based solely upon a review of copies of reports on Forms 3, 4 and 5 furnished to the Company and written representations of its Directors and executive officers that no other reports were required.

PROPOSAL 1
ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve Directors, segregated into three classes, and elected to staggered three-year terms of office.  During most of the year, the Board consisted of eleven Directors with twelve directors serving in September and October 2025 and ten directors serving at the end of December 2025.  The Board appointed William T. Yanavitch II as a director in September 2025.  Michael W. Gang, Esq. reached the mandatory retirement age for Board service in October 2025 and retired effective October 29, 2025.  Jeffrey R. Hines, P.E. served on the Board until his death on December 18, 2025.  George W. Hodges reached the mandatory retirement age for Board service in February 2026 and retired effective February 9, 2026.  The Board currently consists of nine Directors.  Each Director class consists of two to four Directors.

The Nomination and Corporate Governance Committee recommends that the three nominees be elected at the Annual Meeting, to serve for the ensuing three (3) years and until their respective successors have been elected and qualified.

There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with bylaw provisions.  Each share represented by the enclosed proxy will be voted for each of the nominees listed unless authority to do so is withheld.  If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted as determined by the Proxies.

The three Directors are to be elected by a plurality of the votes cast at the Annual Meeting, meaning that the three Directors receiving the most votes are elected, whether or not they receive a majority of the vote.  Broker non-votes will not count as votes cast with respect to this proposal and will have no effect on the outcome of the vote on the proposal.  The Board of Directors has adopted a majority voting policy whereby in an uncontested director election where the only nominees are those recommended by the Board, any incumbent Director nominated for re-election who receives a greater number of votes “withheld” for his or her election than votes “for” such election will promptly tender his or her resignation after such election.  The independent Directors of the Board will evaluate the relevant facts and circumstances in connection with such Director’s resignation, giving due consideration to the best interests of the Company and its shareholders.  Within 60 days after the election, the independent Directors will make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will promptly disclose publicly its decision and the reasons for its decision.  The Board believes this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board appropriate discretion in considering whether a particular Director’s resignation would be in the best interests of the Company and its shareholders.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2029

Joseph T. Hand Age 63 Director since 2020
Mr. Hand has served as the President and Chief Executive Officer of the Company since 2020.  He was Chief Operating Officer and Secretary for the Company from 2017 to 2020 and Chief Operating Officer from 2008 to 2017.  Prior to joining the Company, Mr. Hand was Chief of the Navigation Branch, Baltimore District, for the U.S. Army Corps of Engineers from 2006 to 2008, and Deputy Commander and Deputy District Engineer for the Corps of Engineers from 2003 to 2006.  Prior to the Army Corps, Mr. Hand held various positions in the U.S. Army.  Mr. Hand is a director and vice chair of the Board of Directors of the National Association of Water Companies at the national level, the twice former chairman of the Pennsylvania Chapter of the National Association of Water Companies, a director of the Pennsylvania Chapter of the American Water Works Association Water Utility Council, a director of the Pennsylvania Public Water System Technical Assistance Center and serves as director or committee member of various community and non-profit organizations.  Mr. Hand holds an MBA degree.  The Board considered Mr. Hand’s experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board will be beneficial to the Company’s Board of Directors.

Erin C. McGlaughlin Age 52 Director since 2016
Ms. McGlaughlin is Chief Operating Officer of Out of the Box Technology, Inc., an outsourced accounting firm.  Prior to her current role, Ms. McGlaughlin was Chief Operating Officer of myHR Partner, Inc., an outsourced human resources services firm from 2022 to 2024, a partner at Design Quake, Inc., a business consultancy in York, PA focused on strategic change management and organizational development from 2016 to 2022, on the senior management team at Mitchco, Inc. d/b/a Rudy Art Glass, a family-owned decorative architectural glass fabricator in York, PA from 2005 to 2016, an Assistant Marketing Manager for General Mills in Minneapolis, MN from 2004 to 2005, Manager of Investment Funds at The Carlyle Group, a private equity firm in Washington, DC, from 1998 to 2002, and a Senior Auditor with Arthur Anderson LLP in Washington, DC from 1995 to 1998 during which time she became a certified public accountant.  Ms. McGlaughlin was an adjunct professor of design thinking at York College of Pennsylvania from 2015 to 2017.  Ms. McGlaughlin earned an MBA from Stanford University where she was named an Arjay Miller Scholar.  Ms. McGlaughlin serves and has served as a board member, officer, or committee member of a number of private companies and non-profit organizations.  In addition, Ms. McGlaughlin was named a Central Penn Business Journal Woman of Influence in 2015.  The Board considered Ms. McGlaughlin’s experience in all aspects of running a business including strategic planning, marketing, production, finance, accounting, human resources, sales, and public relations and her involvement in the community and determined that she would add a considerable benefit and diversity to the Company’s Board of Directors.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2029

Laura T. Wand Age 65 Director since 2023
Ms. Wand, now retired, was the Chief Executive Officer from 2020 to 2021 and Strategic Advisor from 2021 to 2022 of Shield T3, LLC, an organization delivering large scale, rapid response COVID-19 testing services in the education and high tech manufacturing space nationally.  Previously, Ms. Wand had an extensive career with Johnson Controls International, a manufacturer of HVAC equipment, industrial refrigeration systems, controls, security systems, fire-detection systems and fire-suppression solutions, encompassing both domestic and global roles.  Ms. Wand was Vice President and General Manager of Applied HVAC Equipment from 2018 to 2020 and Vice President and General Manager of Global Chiller Products from 2014 to 2018.  Ms. Wand is currently an independent director for Burnham Holdings, Inc., in Lancaster, PA (a public company) and for IMPREG Group, a Danish private company as well as a senior advisor for TowerBrook Capital Partners, LP.  Ms. Wand also serves on the Commonwealth of Pennsylvania Workforce Development Board of Directors.  In addition, Ms. Wand also has served on the York College Board of Trustees since 2009 and previously served as Chair.  Ms. Wand holds the NACD Directorship Certification.  Ms. Wand holds a bachelor’s degree in Mechanical Engineering from the Georgia Institute of Technology.  The Board considered Ms. Wand’s experience in management and strategic leadership and planning, as well as her involvement in the community, and determined she would add considerable knowledge, diversity, and unique perspective to the Company’s Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees.

DIRECTORS WITH TERMS EXPIRING IN 2027

Douglas S. Brossman Age 67 Director since 2023
Mr. Brossman has been a director of Burnham Holdings, Inc., a public company and leader in the design, manufacture, distribution and sale of boilers, furnaces, radiators, air conditioning systems and related accessories for residential, commercial, and industrial uses, since 2012.  Mr. Brossman is also a director of High Industries, Inc., a leader in the heavy construction and materials industry.  Mr. Brossman is also a director of High Real Estate Group, LLC, which owns, operates, develops and manages nearly 9 million square feet of office, industrial, multi-family residential, retail, and hotel assets from Pennsylvania to Florida.  Mr. Brossman, now retired, served as CEO of Burnham Holdings, Inc. from 2012 to 2023, after holding the position of Vice President, General Counsel, and Secretary from 2008 to 2012.  From 1993 to 2008, Mr. Brossman held various positions in legal, finance, and marketing at Armstrong World Industries, Inc., a public company and global leader in the design, innovation, manufacture, sales, and distribution of floor coverings, ceilings, and cabinets.  Mr. Brossman holds the National Association of Corporate Directors (NACD) Directorship Certification.  Mr. Brossman holds an MBA from The Wharton School of The University of Pennsylvania, a Juris Doctorate from The Dickinson School of Law, and a bachelor’s degree in Civil Engineering from The Pennsylvania State University.  The Board considered Mr. Brossman’s experience in management, strategic leadership and planning, environmental law, and engineering, as well as his public company experience and community involvement, and determined that his service will be beneficial to the Company’s Board of Directors.

William T. Yanavitch II Age 65 Director since 2025
Mr. Yanavitch is the owner of Yanavitch & Associates, LLC, a human resources consulting firm since 2017.  Mr. Yanavitch, now retired, served as the Chief Human Resources Officer from Kinsley Enterprises, a family owned company with interests in construction and real estate, from 2019 to 2024.  In 2017, Mr. Yanavitch retired after sixteen years of service as an Executive Officer and Senior Vice President of Human Resources & Administration for Glatfelter, a publicly traded global manufacturing firm.  Mr. Yanavitch’s professional career includes leadership roles with DENTSPLY Sirona, ITT Gould Pumps, and the Ingersoll Rand Company.  Mr. Yanavitch serves as a Director with the Commonwealth Fire Protection Company, KRB Machinery, DART America, and the Advisory Board for New Standard Corporation including serving as Chair of the Compensation Committee.  Mr. Yanavitch is a Trustee for York College of Pennsylvania and serves and has served as chair, officer, board member, or committee member of a number of non-profit organizations.  In 2019, Yanavitch completed a yearlong appointment as the Executive in Residence for the Penn State York Graham Fellows Program for Entrepreneurial Leadership.  Mr. Yanavitch holds a bachelor’s degree in Industrial and Labor Relations from Cornell University.  The Board considered Mr. Yanavitch’s experience in human resources, compensation strategy, management and strategic leadership and planning, as well as his involvement in the community, and determined he would add a considerable benefit to the Company’s Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2028

Paul R. Bonney, Esq. Age 67 Director since 2022
Mr. Bonney is an energy-industry consultant since January 2019 and adjunct professor of business law and energy and sustainability at Clemson University since January 2020.  Mr. Bonney previously held various positions at Exelon Corporation, a multi-state electric and gas investor owned utility, in Philadelphia, Washington DC, Baltimore, and Chicago.  Mr. Bonney was Senior Vice President of Legal and Regulatory Strategy at Pepco Holdings (2016-2018), Senior Vice President and General Counsel of Exelon’s Constellation commercial business (2012-2016), and General Counsel of PECO and Vice President of Regulatory Affairs (2007-2012).  Mr. Bonney holds a law degree from Georgetown University Law School, and a B.A. in Economics from Duke University.  In addition, Mr. Bonney is an advisory board member of the Kleinman Center for Energy Policy at the University of Pennsylvania.  The Board believes Mr. Bonney’s experience in legal and regulatory affairs and management of rate and regulatory strategy and performance will be of great benefit to the Company’s Board and its Committees.

Jody L. Keller, SPHR Age 72 Director since 2015
Ms. Keller was the owner of Jody Keller LLC, a human resources management consulting firm she founded from 2013 to 2022.  Prior to her consulting business, Ms. Keller was a Partner and Chief Administrative Officer of ParenteBeard LLC, a national accounting firm providing CPA and business advisory services to small and middle market businesses, non-profits and SEC registrants, from 1999 to 2013.  Ms. Keller was the owner and President of her own business, Keller Resources, Inc. specializing in human resources, management consulting and training from 1984 to 1999.  Ms. Keller also served as the Co-Interim Executive Director of the York County SPCA in 2019, the Executive in Residence at The Graham Center for Entrepreneurial Leadership Studies at Penn State York from 2016 to 2018, and as the Interim Executive Director of the Strand Capitol Performing Arts Center in York, PA from 2014 to 2015.  Additionally, Ms. Keller served as an instructor of human resources management, employment law, and training and development courses at Villanova University and York College from 1992 to 2011.  Ms. Keller has held numerous Chairperson, President, board member and various committee positions with private company, community, and non-profit organizations.  The Board believes Ms. Keller’s expertise in human resources, organizational development and design, compensation strategy, and leadership development will aid in succession planning efforts and identification of future officers and Board members, and will add diversity to the Board, and that her knowledge and leadership in the community will add overall strength to the Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2028

Steven R. Rasmussen, CPA Age 53 Director since 2011
Mr. Rasmussen has been Chief Executive Officer and General Manager for Adams Electric Cooperative, Inc., an electric distribution cooperative in south-central Pennsylvania, since 2006.  Mr. Rasmussen served as Accounting and Member Services Manager with the same organization from 1999 to 2006.  Prior to joining Adams Electric, Mr. Rasmussen served in various other capacities including college faculty and auditor for various accounting firms.  Mr. Rasmussen serves on the boards and executive committees of the Adams Utility Services Company, a wholly-owned subsidiary of Adams Electric, and Mid-Atlantic Cooperative Solutions, Inc. which does business as Aero Energy in New Oxford, PA (both private companies).  Mr. Rasmussen also serves and has served on the boards and committees of numerous community, non-profit and professional organizations as a way of giving back to the communities where he works and lives.  In addition to his utility experience and board experience, Mr. Rasmussen is a certified public accountant, and a leader in the communities of some of the Company’s recently added water and wastewater systems.  The Board views Mr. Rasmussen’s utility experience, his financial and educational background, and his knowledge and visibility in the Adams County area as beneficial to the Company’s Board of Directors.

Robert F. Lambert Age 56 Director since 2024
Mr. Lambert has been the President of York County Libraries since 2016.  Prior to his current role, he served as the Director of Business Development of Martin Library of the York County Library System from 1990 to 2016 and as Controller for the City of York from 2008 to 2016.  Mr. Lambert has been the CEO of Global Read and Feed Children’s Foundation since 2013, a national non-profit organization dedicated to engaging libraries to help fight and end childhood hunger in their communities.  Mr. Lambert is the owner and founder of Sir Newton Traders, LLC, which provides fully automated trading strategies, indicators, and educational workshops for traders and investors in the agricultural and equity index commodity futures market.  Mr. Lambert serves and has served on the boards and committees of numerous community, non-profit, and professional organizations.  The Board considered Mr. Lambert’s experience in public administration, strategic thinking, and public and private governance, along with his deep commitment to service and the community, and his diversity and related perspectives to be valuable and beneficial to the Company’s Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

Joseph T. Hand Age 63 Officer since 2008
Mr. Hand became President and CEO in 2020 and has been an executive officer since 2008. Since he is also a Director, his biography appears on page 8 under the heading “Nominees for Election to Three Year Terms Expiring in 2029.”

Matthew E. Poff, CPA Age 54 Officer since 2018
Mr. Poff has been Chief Financial Officer and Treasurer of the Company since January 2018.  Prior to his current position, Mr. Poff was Controller and Assistant Treasurer from May 2017 to December 2017, and Controller from June 2009 to April 2017.  Prior to joining the Company, Mr. Poff was the Chief Financial Officer for I.B. Abel, Inc., an electrical contractor in York, PA, from October 2006 to May 2009, and held various positions of increasing responsibility at Beard Miller Company LLP, a regional accounting firm in York, PA for more than ten years.  Mr. Poff is a licensed Certified Public Accountant in Pennsylvania and holds an MBA degree.

Alexandra C. Chiaruttini, Esq. Age 55 Officer since 2020
Ms. Chiaruttini has been Chief Administrative Officer and General Counsel of the Company since October 2020.  Prior to joining the Company, Ms. Chiaruttini was the Chief Counsel for the Pennsylvania Department of Environmental Protection, Harrisburg, PA from October 2015 to September 2020, Partner and Chair of Environmental Practice for Stock and Leader, LP, York, PA from February 2008 to September 2015, Associate in the Environmental Law and Toxic Tort Practice Group for McNees Wallace & Nurick, LLC, Harrisburg, PA from March 2001 to January 2008, and the Assistant Regional Counsel of the Southcentral Office of the Pennsylvania Department of Environmental Protection, Harrisburg, PA from September 1997 to February 2001.

Matthew J. Scarpato Age 43 Officer since 2023
Mr. Scarpato has been Chief Operating Officer since October 2025.  Prior to his current position, Mr. Scarpato was Vice President of Operations from July 2023 to September 2025.  Prior to joining the Company, Mr. Scarpato was the Chief Financial Officer and Vice President of Operations for Homestead Village Enhanced Senior Living, Lancaster, PA from February 2021 to March 2023, Chief Financial Officer for Homestead Village Enhanced Senior Living, Lancaster, PA from May 2020 to February 2021, and Executive Vice President of Operations and Finance for York Jewish Community Center, York, PA from December 2010 to May 2020.  Mr. Scarpato holds an MBA degree.

Suzanne M. Becker Age 60 Officer since 2025
Ms. Becker has been Vice President of Customer Service since March 2025.  Prior to joining the Company, Ms. Becker was the Executive Administrative Officer and Assistant Corporate Secretary for Traditions Bank (formerly York Traditions Bank) from July 2021 to January 2025, Director of Marketing and Communications for Traditions Bank from March 2017 to June 2021, Director of Marketing for Traditions Bank from March 2016 to February 2017, Marketing Manager for Traditions Bank from March 2013 to February 2016, and Marketing Specialist for Traditions Bank from October 2010 to February 2013.  Prior to that, Ms. Becker held various positions in marketing and broadcasting.

Ashley M. Grimm, Esq. Age 43 Officer since 2024
Ms. Grimm has been Vice President of Human Resources since April 2024.  Prior to joining the Company, Ms. Grimm was the Director, Office of Human Resources and Office of Budget and Financial Management for the Pennsylvania Department of the Auditor General from March 2021 to March 2024, Counsel and Director of Human Resources and Financial Management for the Pennsylvania House of Representatives from February 2018 to March 2021, Senior Counsel and Ethics Officer for the Pennsylvania House of Representatives from April 2013 to February 2018, Managing Attorney and Interim Executive Director for the Pennsylvania Immigration Resource Center from April 2011 to April 2013, and Of Counsel for CGA Law Firm, Murphy Law Firm, and Shumaker Williams, P.C. from October 2010 to March 2018.

Mark S. Snyder, P.E. Age 55 Officer since 2009
Mr. Snyder has been Vice President of Engineering since May 2009.  Prior to his current position, Mr. Snyder was Engineering Manager from October 2007 to April 2009 and Engineer from December 2006 to October 2007.  Prior to joining the Company, Mr. Snyder was a project engineer with Buchart Horn, Inc., York, PA, an international engineering firm from April 2001 to December 2006, and a project engineer for Rettew Associates, Lancaster, PA, a national engineering firm, from December 1996 to April 2001.  Mr. Snyder is a licensed Professional Engineer in Pennsylvania.

CORPORATE GOVERNANCE

The Board of Directors operates under specific corporate governance principles and guidelines based on the Company’s Bylaws, Standing Resolutions, and Policies.  The Nomination and Corporate Governance Committee monitors, develops and makes recommendations to the Board of Directors based on these principles and guidelines.  Some of the principles and guidelines are listed below.

Board Selection

The Bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve Directors, who are elected to staggered three-year terms of office.  There is a mandatory retirement age of 75 for all Directors.

The Nomination and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Nomination and Corporate Governance Committee recommends nominees to the Board based on the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful to the effective oversight of the Company.  Some of these skills include senior leadership, accounting and finance, corporate governance, merger and acquisition, business development and risk management. The Nomination and Corporate Governance Committee also seeks Board members who will add diversity to the Board in areas such as professional experience, perspectives, education, skills, backgrounds, demographics (including self-identified diversity characteristics such as gender, race, age, ethnicity, religion, national origin, disability, sexual orientation, etc.), culture and work-style.  In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, have a high degree of integrity, and be selected based upon contributions they can make to the Company.  The Nomination and Corporate Governance Committee considers all these qualities when selecting, subject to Board ratification, candidates for Director.  No distinctions are made between internally-recommended candidates and those recommended by shareholders.

Director Independence

The Company’s Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”).  NASDAQ listing rules require that a majority of the Company’s Directors be “independent directors” as defined by NASDAQ corporate governance standards.  In compliance with this rule, the Board of Directors examines the independence of its members annually.  In order for a Director to be considered independent, the Director must not be an executive officer or employee of the Company and the Board must determine that the Director has no relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  Generally, but not exclusively, a Director does not qualify as an independent director if the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years;

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for payment for Board service, retirement plan benefits or non-discretionary compensation, or in the case of an immediate family member compensation as an employee);

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company as an executive officer;

4.
Has been or has an immediate family member who has been a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years;

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee; and

6.
Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board has determined that Directors Bonney, Brossman, Keller, Lambert, McGlaughlin, Rasmussen, Wand, and Yanavitch are independent directors under the NASDAQ listing standards.  Mr. Hand, who is employed by the Company, is not considered an independent director.   Mr. Gang served as an independent Director during a portion of 2025 until his retirement.  Mr. Hines served as an independent Director during a portion of 2025 until his death.  Mr. Hodges served as an independent Director for all of 2025 and a portion of 2026 until his retirement.

The Board based these determinations primarily on a review of the responses of the Directors and executive officers to an annual questionnaire regarding employment history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.  In addition, Directors are required to notify the Board when considering new directorships.

In making the determination that Mr. Gang was independent under the NASDAQ rules, the Board considered payments of $341,120 in 2025 and $107,379 in 2024 made to Post & Schell PC, a law firm in which Mr. Gang is Chairman of the Board and Principal.  Post & Schell PC is the Company’s regulatory counsel.  The amounts paid represent less than 0.50% of the revenue of Post & Schell PC.  The Company pays the same rates for services as the firm’s other comparable clients.  Mr. Gang is not a controlling shareholder of the firm.

In making the determination that Mr. Rasmussen is independent under the NASDAQ rules, the Board considered payments of $304,484 in 2025 and $381,234 in 2024 made to Adams Electric where Mr. Rasmussen serves as an executive officer.  The amounts paid represent less than 0.50% of the revenue of Adams Electric.  The payments were for electric service, based on rates applicable to all Adams Electric consumers.

The Company has a relationship with C.S. Davidson, a civil engineering firm, where Ms. Keller is a member of the Board of Directors.  The amounts paid to this entity were not material.

In addition to these relationships, the Company purchases from and sells services to certain Directors or the organizations with which they are affiliated at rates that are either regulated or the same as those charged to the same class of customers.

The Board determined that the noted relationships do not create a conflict of interest or impair any Director’s judgment with respect to Board member responsibilities.  Directors who are involved with entities being discussed or voted upon at a meeting abstain from voting on that matter.

Board Leadership Structure

The preference of the Board, per its Standing Resolutions, is for the Chairperson of the Board, Paul R. Bonney, Esq., to be an independent director as defined by NASDAQ.  Generally, independent directors provide oversight and protect shareholder interests, and they offer more objective input and leadership to the Board.  The Board believes this structure is in the shareholders’ best interest.  The Chairperson leads regular executive sessions of the Board’s independent Directors.  In addition, the Chairperson of the Board and the Chairperson of the Nomination and Corporate Governance Committee annually evaluate the performance of the individual Directors.

Board Role in Risk Oversight

The Board and its Committees are responsible for oversight of the Company’s risk management process.  The Audit Committee is responsible for oversight of risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting and compliance with certain of the Company’s ethics policies.

The Compensation and Human Capital Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and performs the annual performance review of the Chief Executive Officer (the “CEO”).  Other risks such as regulatory risk, environmental risk, and strategic risk are monitored by the Executive Committee, the Nomination and Corporate Governance Committee, or the full Board.

Senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks and mitigation efforts back to the Board of Directors or the designated committee.  While certain elements of risk are addressed at each Board meeting, management and the Board of Directors conduct a comprehensive analysis of risk on an annual basis.  The Board believes a Chairperson that is independent of management adds another layer of insight to the risk assessment process.

Board Committees and Functions

The Company has an Executive Committee, an Audit Committee, a Compensation and Human Capital Committee, and a Nomination and Corporate Governance Committee, all of which are composed of members of the Board of Directors.  The Audit, Compensation and Human Capital, and Nomination and Corporate Governance committees must be composed of at least three Directors all of which are considered independent directors under the NASDAQ rules.  Each of these three key committees has a charter which is reviewed at least annually, and which is posted on the Company’s website at www.yorkwater.com under “Investor Relations”, then “Corporate Governance”.

The Executive Committee is empowered to function as delegated by the Board of Directors.  Their main focus is on budgeting, ratemaking, and debt and equity financing.  The Executive Committee is composed of the following Directors appointed by the Board: Paul R. Bonney, Esq., Chairperson; Joseph T. Hand; Jody L. Keller, SPHR; and William T. Yanavitch II.  The Executive Committee held one (1) meeting during the fiscal year ended December 31, 2025.

The Audit Committee monitors the audit functions of the independent public accountants and reviews the Company’s financial reporting process and internal controls.  The Audit Committee is composed of the following independent Directors appointed by the Board: Steven R. Rasmussen, CPA, Chairperson; Robert F. Lambert; and Laura T. Wand.  Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee meet the additional requirements for independence applicable to Audit Committee members, are financially literate and are “audit committee financial experts” within the meaning of applicable SEC rules.  The Audit Committee held four (4) meetings during the fiscal year ended December 31, 2025.

The Compensation and Human Capital Committee considers and makes recommendations to the Board of Directors concerning the appropriate compensation package for the corporate officers, Directors and members of the Committees of the Board of Directors of the Company, including incentives.  Compensation for corporate officers is further explained in the Compensation of Directors and Executive Officers section of this proxy statement.  Director and committee member compensation is based on a review of fees paid by peers and other public companies.  The Compensation and Human Capital Committee is composed of the following independent Directors appointed by the Board: Douglas S. Brossman, Chairperson; Jody L. Keller, SPHR; and Robert F. Lambert.  The Compensation and Human Capital Committee held three (3) meetings during the fiscal year ended December 31, 2025.

The Nomination and Corporate Governance Committee recommends the appropriate Board structure, reviews the Company’s succession planning, oversees the Board’s annual evaluation of its performance and the performance of other Board Committees, evaluates corporate governance best practices, and makes recommendations to the Board of Directors for nominations for Directors and Officers of the Company.  The Committee will consider nominees recommended by shareholders of the Company in accordance with the Company’s Bylaws.  The Nomination and Corporate Governance Committee is composed of the following independent Directors appointed by the Board: Erin C. McGlaughlin, Chairperson; Douglas S. Brossman; and Laura T. Wand.  The Nomination and Corporate Governance Committee held three (3) meetings during the fiscal year ended December 31, 2025.

Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or specific individual Directors may do so by directing a written request addressed to such Directors or Director in care of the Secretary of The York Water Company, at the address appearing on the first page of this proxy statement.  Communication(s) directed to members of the Board of Directors who are also executive officers will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent Directors.  Communications directed to non-management Directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management Directors.  Any communication so withheld will nevertheless be made available to any non-management Director who wishes to review it.

Executive Sessions of the Board

The independent Directors of the Board schedule regular executive sessions of independent Directors in which they meet without management participation.  The Chairperson of the Board leads these sessions.

Stock Ownership and Equity Granting Process

Each non-employee Director shall within five (5) years of appointment attain shares valued at three (3) times the annual cash retainer at that time.  No adjustments for subsequent fluctuations in stock price or cash retainers will be made.  A Director may use both purchased and granted shares to meet the requirement.  A Director must continue to hold a minimum of three (3) times the annual retainer for as long as they are a Director.  In addition, the CEO of the Company shall within five (5) years of hire attain shares valued at three (3) times his or her annual base salary at that time.  No adjustments for subsequent fluctuations in stock price or base salary will be made.  The CEO may use both purchased and granted shares to meet the requirement.  The CEO must continue to hold a minimum of three (3) times his or her annual base salary for as long as he or she holds the position of CEO.

As part of the Company’s Securities Trades Policy, directors, officers and selected employees are prohibited from trading in Company securities on a short-term basis, engaging in short sales, purchasing Company stock on margin, buying or selling puts or calls, pledging securities, or otherwise engaging in any type of hedging transactions involving Company securities.
The Company did not grant stock options or stock appreciation rights to its employees during the fiscal year ended December 31, 2025 and does not anticipate that it will use stock options or stock appreciation rights as part of its compensation program going forward.  The Company does not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise, and does not grant stock options or stock appreciation rights during periods in which there is material nonpublic information about the Company, including at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Insider Trading Policy and Procedures

The Company has adopted an insider trading policy and procedures applicable to our directors, officers, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Nasdaq listing standards.  The insider trading policy prohibits directors, officers, and employees from trading in securities of the Company while in possession of material, nonpublic information and prohibits directors, officers, and employees from disclosing material, nonpublic information of the Company to others who may trade on the basis of that information.  The complete copy of the insider trading policy can be found as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees.  The Code of Conduct constitutes a “code of ethics” as required by Item 406 of Regulation S-K.  There were no waivers of the Code made for any Director, officer or employee during 2025.  A copy of the Code of Conduct was filed with the Securities and Exchange Commission as Exhibit 14 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.  The Code of Conduct is also available, free of charge, on the Company’s website, www.yorkwater.com, under “Investor Relations”, then “Corporate Governance”.  The Company intends to disclose material amendments to, or Director, officer and employee waivers from, the Code of Conduct, if any, on its website, or by Form 8-K to the extent required.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board, including reports to the Securities and Exchange Commission on Forms 10-Q and 10-K, the Company’s internal control over financial reporting and releases of earnings.  In addition, the Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm and evaluates the performance of the firm.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue a report thereon.  The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has reviewed and discussed the audited financial statements with management; has discussed with the independent registered public accounting firm, Baker Tilly US, LLP (“Baker Tilly”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; has received the written disclosures and the letter required by the PCAOB regarding independence communications; and has discussed Baker Tilly’s independence with the firm and management.

Based upon the Committee’s discussions with management and Baker Tilly and the Committee’s review of the representations of management, and Baker Tilly’s report to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Steven R. Rasmussen, CPA Chairperson	Robert F. Lambert Member	Laura T. Wand Member

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Baker Tilly as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2026.  Although we are not required to seek shareholder approval of this appointment, the Board of Directors believes it is in the best interests of shareholders to be given the opportunity to ratify the appointment.  If shareholders do not ratify the appointment of Baker Tilly, the Audit Committee will consider the appointment of another independent registered public accounting firm for the Company in future years.  It is understood that even if the selection of Baker Tilly is ratified by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Baker Tilly are expected to be present at the 2026 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Public Accountant’s Fees and Services

Audit fees and all professional services rendered by the Company’s independent registered public accountants, Baker Tilly were approved by the Company’s Audit Committee.  The Board considers the possible effect on auditors' independence of providing non-audit services prior to the service being rendered.

The following table presents fees for services provided by Baker Tilly for 2025 and 2024:

	2025	2024
Audit Fees (1)	$247,253	$222,958
Audit Related Fees	-	-
Tax Fees (2)	19,320	18,266
All Other Fees	-	-
	$266,573	$241,224

(1)
Professional services rendered for 2025 and 2024 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and (c) consent procedures in connection with registration statements.

(2)	Tax fees include preparation of the federal income tax return and other tax matters.

The Audit Committee approves in advance any audit or non-audit services provided by outside auditors.  During 2025 and 2024, there were no exceptions to the Audit Committee's pre-approval requirements.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting.  Abstentions and broker non-votes will not count as votes cast with respect to this proposal and will have no effect on the outcome of the vote on the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of
Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

NAMED EXECUTIVE OFFICERS

This section discusses the compensation paid to the named executive officers (as defined by SEC rules) in 2025.  The named executive officers are:

Name	Title

Joseph T. Hand	President, Chief Executive Officer
Matthew E. Poff, CPA	Chief Financial Officer
Alexandra C. Chiaruttini, Esq.	Chief Administrative Officer and General Counsel

FINANCIAL PERFORMANCE HIGHLIGHTS IN 2025

•	Net income and earnings per share (EPS) were $20.1 million, and $1.39, respectively, with an efficiency ratio of 25.9%;
•	In 2025, the Board of Directors approved a 4% increase in the quarterly dividend to an annualized rate of $0.91 per share;
•
The Company is making significant investments to build and improve its communities’ infrastructure.  Over the past three years, the Company has invested over $160 million in infrastructure improvements, including system improvements and infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for all customers;

•	The Company’s long-term performance is strong with ten-year average annual total shareholder return at 6.6% and ten-year average annual return on equity of 10.3%.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to named executive officers or accrued by the Company for the named executive officers in 2025 and 2024.

				Non-Equity
				Incentive Plan	All Other
Name and			Stock	Compensation	Compensation
Principal Position	Year	Salary (1)	Awards (2)	(3)	(4)	Total

Joseph T. Hand	2025	$412,175	$100,074	$43,960	$16,066	$572,275
President, Chief	2024	370,428	73,900	39,250	14,700	498,278
Executive Officer

Matthew E. Poff, CPA	2025	277,164	40,148	28,370	10,715	356,397
Chief Financial	2024	256,341	37,875	26,765	15,710	336,691
Officer

Alexandra C.	2025	251,396	36,411	25,730	27,896	341,433
Chiaruttini, Esq.	2024	232,527	34,350	24,274	20,719	311,870
Chief Administrative
Officer and General Counsel

(1)
In 2025, the Compensation and Human Capital Committee directed management to engage Herbein + Company, Inc., Reading, PA (“the Consultant”), to assist the Company in establishing base salary by evaluating compensation for senior management relative to the market.  The Compensation and Human Capital Committee has concluded that the Consultant is an independent consultant after considering the factors relevant to the Consultant’s independence from management, including the factors set forth in the NASDAQ and SEC rules regarding compensation consultant independence.  The Consultant provides no other services to the Company other than serving as the Compensation and Human Capital Committee’s compensation consultant.

The Consultant compared the compensation package of the Company to a peer group of 11 companies consisting of organizations in the utilities industry as well as publicly traded financial services organizations in similarly situated geographies, with sufficient similarity in terms of size and performance measures.  These companies included similar water utility peer companies, Middlesex Water Company (MSEX) and Artesian Water Company (ARTNA).  The Consultant selected five publicly traded utilities for this comparison, Consolidated Water Co. Ltd. (CWCO), Global Water Resources (GWRS), Pure Cycle Corporation (PCYO), RGC Resources (RGCO), and Until Corporation (UTL).  The Company also selected two publicly traded energy companies for this comparison, Montauk Renewables, Inc. (MNTK) and Fuel Cell Energy (FCEL).  These companies were selected because they serve in the utilities industry with sufficient similarity in terms of size and performance measures.  In addition to the peer analysis, the Consultant also performed a compensation market survey.  The analysis and comparisons were normalized based on scope factors.  Based upon the work of the Consultant, it was deemed appropriate that the Company’s base salary compensation goal should be approximately the 50th percentile of the market.

The base salary level of named executive officers is reviewed annually to determine if the peer group described above, and the 50th percentile continue to be appropriate based on changes relative to comparable companies, product line, the current regulatory environment, changes in water and wastewater quality standards, competition for competent management, and growth in the service territory, as well as other relevant factors.

The Compensation and Human Capital Committee also considers subjective factors such as the value of the position to the Company, competition for executives, the performance of the executive, and the length of service in the current position and with the Company when determining base salary levels.

The Company does not provide discretionary cash bonuses to senior management.

(2)
The Company has a Long-Term Incentive Plan approved by the shareholders to advance the long-term success of the Company, and to increase shareholder value by providing the incentive of long-term stock-based awards to officers, directors and key employees.  The plan is administered by the Compensation and Human Capital Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation and Human Capital Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation and Human Capital Committee has based the awards for officers on a combination of metrics that link closely to shareholder value.  Twenty-five (25) percent of the award is based on achieving a three-year average total shareholder return of 9.5%, twenty-five (25) percent of the award is based on achieving a three-year average return on equity of 9.5%, twenty-five (25) percent of the award is based on achieving a three-year average Pennsylvania Public Utility Commission (“PPUC”) justified complaint rate per 1,000 customers of less than the Pennsylvania water utility peer group average in the most recently published report, and twenty-five (25) percent of the award is based on maintaining customer rates that are less than the Pennsylvania water utility peer group average.  The grants will typically be made based on a three-year look back method of these metrics ending with the most recently completed fiscal year.  The awards vest ratably over three years for the participants.  On May 5, 2025, the Compensation and Human Capital Committee determined that the Company met or exceeded three of the four metrics for the three-year period ended December 31, 2024.  The Compensation and Human Capital Committee awarded restricted stock to the named executive officers effective May 5, 2025 at a rate of 75% of 20% of base salary for Mr. Hand, Mr. Poff, and Ms. Chiaruttini, all to vest ratably over three years beginning May 5, 2025.  Awards are subject to the Company’s clawback policy.  The value presented on the table was determined using the closing stock price on May 5, 2025.

As part of its review of the President and Chief Executive Officer compensation, the Compensation and Human Capital Committee issued a stock award of 983 shares to Mr. Hand on January 1, 2025.  The shares vested immediately.  The value presented on the table was determined using the closing stock price on January 1, 2025.  As part of its review of the President and Chief Executive Officer compensation, the Compensation and Human Capital Committee issued a stock award of 297 shares to Mr. Hand on December 8, 2025.  The shares vested immediately.  The value presented on the table was determined using the closing stock price on September 29, 2025.

None of the named executive officers received stock options.

(3)
The Company’s practice is to use cash awards to incentivize its senior managers in the short-term to create value for its customers and shareholders.  To that end, the Company adopted a Cash Incentive Plan in 2005, pursuant to which the Compensation and Human Capital Committee sets annual performance objectives and target incentive payment amounts.  All supervisors and managers participate in the plan, including the named executive officers.

The plan is administered by the Compensation and Human Capital Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation and Human Capital Committee with respect to the administration and interpretation of the Plan are final, conclusive, and binding upon all participants.

The Compensation and Human Capital Committee has discretion to determine all performance objectives.  In addition, the Compensation and Human Capital Committee may specify that any incentive award be conditioned upon achievement or satisfaction of business criteria or other measures of performance.  One or more of the following business criteria or other measures of performance may be used by the Committee: (1) growth in revenues or assets; (2) earnings from operations; (3) net income or earnings per common share; (4) return on investment or return on equity; (5) stock price or shareholder return; and (6) strategic business criteria, consisting of meeting specified water and wastewater quality standards, environmental or safety standards, affordability of rates and customer satisfaction standards.  The Compensation and Human Capital Committee may exercise its discretion to eliminate, reduce or increase the amounts payable as incentive, subject to such business criteria or other measures of performance.

Under the plan, annual performance objectives are established no later than ninety (90) days after the beginning of any annual incentive period, which is usually a calendar year.  Each performance objective carries with it a minimum score of five (5) points.  Objectives of more significant value or that require more effort, may carry more than five (5) points.  No points are awarded for partial achievement of performance objectives.  Incentive awards are granted only if an overall score of seventy-five (75) percent of the available performance objective points are achieved.  The Compensation and Human Capital Committee believes that achieving performance objectives should be the shared responsibility of management.  Accordingly, if an overall score of seventy-five (75) percent of the available performance objective points is achieved, all participants receive their target incentive awards.  If an overall score of less than seventy-five (75) percent of the available performance objectives is achieved, no participant receives an award.

The Compensation and Human Capital Committee set the performance objectives and target incentive awards for 2025 on January 27, 2025.  For 2025, the Compensation and Human Capital Committee determined that the amount of the target cash incentive award would be 10% of the base salary as of December 31, 2025 for each C suite employee, including named executive officers, 7.5% of the base salary as of December 31, 2025 for each Vice President level employee, and 5% of the base salary as of December 31, 2025 for each other management employee.  The Committee selected these target cash incentive awards for 2025 after considering various factors.  One such factor was the range of other benefits already provided by the Company.  Another factor was the comparison of the Company’s total salary and benefit package to the compensation packages paid by other comparable companies.  A third factor was the level of motivation needed to achieve the established goals of the Company.  Finally, the Compensation and Human Capital Committee considered how the plan would be perceived by the regulators, customers, and shareholders.  All these factors together contributed to the Committee’s decision to keep the target incentive relatively low as compared to other companies.

The 2025 performance objectives as determined by the Compensation and Human Capital Committee were, among other things: replace and reline 53,000 feet of pipe; complete a groundwater study for the Carroll Valley water system; develop a geographic information system for the sanitary sewer system; complete a market compensation study; conduct an employee engagement survey; file a base rate case with the PPUC; implement a pilot study for new metering technology; begin integration of an enterprise resource planning system; refine the water audit methodology; conduct a physical security audit of the finished water and wastewater facilities; create a metric driven customer service dashboard.

On January 26, 2026, the Compensation and Human Capital Committee determined that management had achieved one hundred (100) percent of the performance objectives listed above for 2025, as well as the set business criterion for 2025, which was, earnings per common share of $1.18.  The Committee awarded the named executive officers the amounts set forth in the table.  Non-equity plan incentive plan compensation is shown in the year earned and is normally paid in the following calendar year.  Awards are subject to the Company’s clawback policy.

(4)
Amounts presented represent the Company contributions to the named executive officer’s 401(k) account described in the “Retirement Benefits” section below, credited earnings, tax savings and Company contributions for non-qualified deferred compensation described in the “Retirement Benefits” section below, and personal use of company vehicles.  The most common personal use of company vehicles by senior management is commuting to and from work.  No named executive officer receives perquisites valued in the aggregate at $10,000 or more.  Named executive officers participate in the Company's other benefit plans on the same terms as other employees.  These plans include medical and health insurance, life insurance and employee stock purchase plan (“ESPP”).  Under the ESPP, full-time employees with at least 90 days of service are eligible to purchase company stock through payroll deduction, up to 10% of their regular salary, at a 5% discount from fair market value.  The Compensation and Human Capital Committee considers the ESPP as a contributing factor to hiring and retaining employees, and as a way of aligning employee interests with those of shareholders.

2025 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name and Principal Position	Equity Incentive Plan Awards: Number of Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested
Joseph T. Hand President, Chief Executive Officer	3,077	$97,972
Matthew E. Poff, CPA Chief Financial Officer	2,116	$67,373
Alexandra C. Chiaruttini, Esq. Chief Administrative Officer and General Counsel	1,917	$61,037
The closing price of the Company’s Common Stock was $31.84 on December 31, 2025, the final trading day of the year.

The shares that have not vested consist of (i) one-third of the 2023 award that will vest on May 1, 2026, (ii) the 2024 award that will vest one-third each on May 6, 2026 and May 1, 2027, and (iii) the 2025 award that will vest one-third each on May 5, 2026, May 5, 2027, and May 5, 2028.

RETIREMENT BENEFITS

Defined Benefit Pension Plan.  The Company provides a traditional defined benefit pension plan covering employees hired before May 1, 2010.  Messrs. Hand and Poff are entitled to benefits under the defined benefit pension plan upon retirement after the age of 55 on the same terms as other pension-eligible employees.  The pension benefit is based on the years of service multiplied by the sum of $19.25 and 1.50% of that portion of the final average monthly earnings which are in excess of $400.  The final average monthly earnings are the average of the employee's earnings for the highest consecutive sixty (60) complete months during the last one hundred and twenty (120) complete months immediately prior to the date the pension benefit calculation is made.  Normal (full) retirement benefits are payable at age 65, or at age 62 with twenty-five years of service.  Employees who terminate their employment prior to the age of 55 may elect to collect reduced benefits upon attaining age 55, or full benefits at age 65.  Early retirement benefits are reduced by 5/9 of a percent for each of the first 60 months by which the early retirement date precedes the normal retirement date, and 5/18 of a percent for each month in excess of 60 months by which the early retirement date precedes the normal retirement date.  There were no payments to named executives made under this plan during the last fiscal year.  Employees begin accruing benefits under the pension plan when they commence work at the Company.

Supplemental Executive Retirement Plan.  The Company provides a supplemental retirement program, which provides senior management with a retirement benefit at or after the age of 55 in addition to the defined benefit pension.  The supplemental retirement program is designed to encourage senior management to stay with the Company until retirement.  Generally, supplemental retirement benefits are made available to senior management and are payable to the executive or his or her beneficiary, after retirement, over 15 years beginning no earlier than age 60.  The annual benefit payable under the supplemental retirement program is calculated by multiplying the number of years of eligible service subsequent to the plan commencement date by a predetermined annual retirement benefit unit.  The estimated annual benefits payable at normal retirement age under the supplemental retirement program are as follows: Mr. Hand, $66,667; Mr. Poff, $33,333; and Ms. Chiaruttini, $33,333.  Benefits are paid monthly.  Named executive officers who terminate their employment prior to the age of 55 forfeit their supplemental retirement benefits.  Named executive officers who terminate their employment between the ages of 55 and normal retirement age are subject to alternate annual retirement benefit units as provided in the plan agreements.  If the following executive officers were to die before retirement, their respective beneficiaries would receive the following death benefits: Mr. Hand, $1,000,000; Mr. Poff, $500,000; and Ms. Chiaruttini, $500,000.  If a named executive officer were to die after retirement but prior to age 60, his or her beneficiary would receive the benefit earned at retirement.  There were no payments to named executives made under this plan during the last fiscal year.  Employees do not become eligible for the supplemental retirement program until they become executives of the Company.

Deferred Compensation Plan.  The Company provides a deferred compensation program to management.  For executives and managers hired before May 1, 2010, including Messrs. Hand and Poff, the deferred compensation program permits a deferral of up to 5% of salary at the time the participant is eligible to enter the plan, over an eight (8) to eleven (11) year period, with the Company matching the deferral up to 2.5% of salary.  For executives and managers hired on or after May 1, 2010 who are not eligible for the defined benefit pension plan, including Ms. Chiaruttini, the deferred compensation program permits deferral of up to 5% of salary through age 65, with the Company matching the deferral up to 5% of salary.  For all participants, the Company annually credits participants’ accounts with interest on the existing balance at a rate selected by the Company, currently equal to the December 15 rate of Moody’s AAA Corporate Bond Yield.  The interest rate amounted to 5.36% for 2025.  The Company also annually credits all participants’ deferred compensation balances with tax savings accruing to the Company.  The tax savings do not represent a gross up of the deferred compensation payout, but rather a pass-through of the tax benefit the Company will realize when benefits are paid to participants.  The deferred compensation program does not provide above-market or preferential earnings.

Following a named executive officer’s retirement, or if a named executive officer becomes disabled before his or her deferred income account has been distributed, a monthly retirement benefit will be paid to him in one hundred and twenty (120) monthly installments.

If a named executive officer’s employment with the Company is terminated other than by death or disability before he is eligible for retirement (age 60) and attaining less than 10 years in the plan, the amount of his or her contributions and the earnings thereon shall be distributed to such named executive officer immediately upon his or her termination in a lump sum.  If a named executive officer’s employment with the Company is terminated before he is eligible for retirement (age 60), but after attaining 10 years but less than 15 years in the plan, the amount of his or her vested account including his or her contributions and the earnings thereon, and the Company’s matching contributions and earnings thereon shall be distributed to such named executive officer upon his or her attainment of age 60, in one hundred and twenty (120) monthly installments.  If a named executive officer’s employment with the Company is terminated before he is eligible for retirement (age 60), but after attaining 15 years of service under the plan, the amount of his or her contributions and the earnings thereon, the Company’s matching contributions and earnings thereon, and the future tax savings to be received by the Company shall be distributed to such named executive officer upon his or her attainment of age 60, in one hundred and twenty (120) monthly installments.  If a named executive officer’s employment with the Company is terminated after he is eligible for retirement (age 60), the amount of his or her contributions and the earnings thereon, the Company’s matching contributions and earnings thereon, and the future tax savings to be received by the Company shall be distributed to such named executive officer in one hundred and twenty (120) monthly installments.

If a named executive officer were to die before distribution of his or her deferred income account has commenced, his or her beneficiary would receive a death benefit in an amount equal to the higher of $150,000, or the named executive officer’s deferred income account (including tax savings) immediately prior to his or her death.  The death benefit will be paid to beneficiaries in a lump sum.

401(k) Plan.  The named executive officers may participate in the 401(k) savings plan on the same terms as other employees.  The Company provides an annual maximum matching contribution of $2,800 per employee, for participating employees hired before May 1, 2010.  Messrs. Hand and Poff received the maximum matching contribution during 2025.

Employees hired on or after May 1, 2010 who are not eligible for the defined benefit pension plan, are eligible for an enhanced 401(k) plan.  The Company provides an annual matching contribution of 100% of the employee’s contribution up to a maximum 4% of the employee’s eligible compensation.  In addition, the Company makes an annual contribution of $1,200 to each employee’s account whether or not they defer their own compensation.  Ms. Chiaruttini received a matching contribution of $11,242 during 2025.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The senior management of the Company has built it into the successful business that it is today.  The Company believes it is important to protect them in the event of a change of control and to protect the Company from the distractions senior managers often suffer as a result of the uncertainties that frequently surround changes in control.  Accordingly, the Company entered into amended and restated agreements with each of the senior managers.  These agreements incentivize the senior managers to continue their employment amid the uncertainty that often follows changes in control and thereby promote stability for the Company during such times.

Description of Change in Control Agreements.  The Company has entered into Amended and Restated Change in Control Agreements with each named executive officer that provides for payments to them under certain circumstances in connection with a change in control.

Under all agreements, generally a “change in control” will occur if:

•	Any person or affiliated group (with limited exceptions) becomes the beneficial owner in the aggregate of 50 percent or more of all of the voting securities;

•	A majority of the Board of Directors is involuntarily removed or defeated for re-election to the Board of Directors (for example, as a result of a proxy contest);

•
The Company is party to a merger or reorganization pursuant to which the holders of the voting securities prior to such transaction become the holders of 50 percent or less of the voting securities of the new merged or reorganized company; or

•	The Company is liquidated or dissolved, or all its assets are sold to a third party.

In each circumstance described above, the Board of Directors may make a determination that the circumstances do not warrant the implementation of the provisions of the agreement, and in such case, the change in control will not trigger any payments under the agreements.

All payments under the agreements are triggered by the occurrence of a change in control and a termination of the senior manager’s employment by the Company without cause, or by the senior manager for “good reason.”  A “good reason” termination is one which occurs when the senior manager terminates his or her own employment following a change in control and after one or more of the following has occurred:

•	the Company has breached the change in control agreement;
•	the Company has significantly reduced the authority, duties or responsibilities of the senior manager or reduced his or her base compensation or annual bonus compensation opportunity;
•	the Company has reduced the senior manager from the employment grade or officer positions which he or she holds; or
•
the Company has transferred the senior manager, without his or her express written consent, to a location that is more than 70 miles from his or her principal place of business immediately preceding the change of control.

Payouts under Change in Control Agreements.  Under the agreements, the senior managers are entitled to payment in the case of a termination without cause or a good reason termination within some time period surrounding a change in control (generally six months prior to or two years following a change in control) as follows:

•	Severance pay of an amount equal to a multiple of compensation payable in equal periodic payments over a set period of time;
•	Pro-rated annual bonus payable in a lump sum amount if the executive has completed at least six (6) months of employment during the fiscal year;
•	All unvested equity-based incentive compensation awards held by the executive will immediately vest;
•	Monthly reimbursements of the COBRA premium paid by the executive for up to eighteen (18) months; and
•	A monthly stipend of $3,000 for a set period of time following the eighteen (18) month COBRA continuation coverage period.

If the senior manager is terminated on account of disability or death, the Company is required to pay the pro-rated annual bonus and COBRA reimbursement, and all unvested equity-based incentive compensation awards held by the senior manager will immediately vest.

No payments are required if the senior manager terminates his or her employment without good reason, or is terminated for cause.

Payment of the lump sum payments under the change in control agreements is contingent upon the senior manager executing a standard release.  The change in control agreements also contain restrictive covenants around confidential information and mutual non-disparagement provisions.  The Company would not be obligated to make these payments if these provisions are violated.

Other Payouts.  Senior managers will in all events also be entitled to the payouts of their pension and supplemental retirement accounts upon retirement and payout of their deferred compensation accounts upon termination of their employment.

DIRECTOR COMPENSATION

Director	Fees Paid in Cash	Stock Awards	Total

Paul R. Bonney, Esq.	$47,507	$6,190	$53,697
Douglas S. Brossman	40,127	6,190	46,317
Michael W. Gang, Esq.	28,217	6,190	34,407
Jeffrey R. Hines, P.E.	35,727	6,190	41,917
George W. Hodges	39,107	6,190	45,297
Jody L. Keller, SPHR	35,737	6,190	41,927
Robert F. Lambert	39,477	2,040	41,517
Erin C. McGlaughlin	38,107	6,190	44,297
Steven R. Rasmussen, CPA	42,037	6,190	48,227
Laura T. Wand	39,507	6,190	45,697
William T. Yanavitch II	12,510	-	12,510

Director Fees Paid in Cash.  In consideration of the services provided to us, Directors who are not regular full-time employees are entitled to receive a retainer of $30,000 per year, payable quarterly.  In addition to the annual retainer, Board and Committee members are entitled to the fees in the table below for each meeting they attend.  Directors who are also current employees of the Company receive no additional compensation for Board service.

	Board	Executive Committee	Audit Committee	Nomination and Corporate Governance Committee	Compensation and Human Capital Committee
Chairperson	$2,500	$1,200	$1,800	$1,090	$1,090
Directors/Members	$810	$890	$950	$840	$840

Stock Awards.  The Board is authorized to grant equity-based compensation to non-employee Directors which vests immediately under a long-term incentive plan approved by shareholders in 2016.  The Board believes that director fees paid in equity will help to better align Board member objectives with those of shareholders.  The equity compensation is determined as a percentage of the annual retainer received for service in the year prior to grant, with the number of shares based on the closing price of the stock on the grant date.  The grant amount is prorated in the event a non-employee Director has not served on the Board for the entire year.  Similar to the stock awards issued to the named executive officers discussed with the Summary Compensation Table, the non-employee Directors were issued stock awards on May 5, 2025 in the amount of 75% of 30% of the annual retainer, or $6,190, which amounted to 179 shares based on the closing price of the common stock of the Company of $34.58.  The shares vested immediately.  Director Lambert was granted a prorated award based on his service as a Director beginning in October 2024.  Director Yanavitch was not granted an award based upon not accruing any service time in 2024.

No perquisites are provided to Directors.

There were seven (7) Board of Directors' Meetings during the calendar year 2025.  All Directors attended more than 75% of the scheduled Board of Directors and committee meetings held during his or her tenure as a Director.  In addition, all but one of the Directors then-serving attended the 2025 Annual Meeting of Shareholders.  All Directors are expected to attend the 2026 Annual Meeting of Shareholders, but attendance is not mandatory.

PAY VERSUS PERFORMANCE

In August 2022, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring companies to disclose the relationship between executive compensation actually paid and the Company’s financial performance.

The following table sets forth specified executive compensation and financial performance measures over a three-year lookback period.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (in thousands of dollars)
2025	$572,275	$563,129	$348,915	$347,260	$76.10	$20,058
2024	498,278	481,509	324,281	313,616	76.00	20,325
2023	464,526	444,001	294,242	283,582	87.59	23,757

Note:  The following tables reconcile the summary compensation table totals to compensation actually paid by adjusting for equity awards, for PEO Joseph T. Hand for each of 2023, 2024, and 2025, and for Non-PEO NEOs Matthew E. Poff and Alexandra C. Chirauttini for 2023, 2024, and 2025.

2025	PEO	Non-PEO NEOs
Summary Compensation Table Total	$572,275	$348,915
Less: Grant-Date Fair Value of Equity Awards	(100,074)	(38,280)
Fair Value of Equity Awards Granted During the Year Outstanding and Unvested at Year End	54,224	35,247
Fair Value of Equity Awards Granted During the Year that Vested During the Year	41,199	-
Change in Fair Value of Equity Awards Granted in Prior Years Outstanding and Unvested at Year End	(1,209)	(801)
Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	3,286	2,179
Compensation Actually Paid	$563,129	$347,260

2024	PEO	Non-PEO NEOs
Summary Compensation Table Total	$498,278	$324,281
Less: Grant-Date Fair Value of Equity Awards	(73,900)	(36,113)
Fair Value of Equity Awards Granted During the Year Outstanding and Unvested at Year End	48,524	32,131
Fair Value of Equity Awards Granted During the Year that Vested During the Year	19,398	-
Change in Fair Value of Equity Awards Granted in Prior Years Outstanding and Unvested at Year End	(7,680)	(5,095)
Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	(3,111)	(1,588)
Compensation Actually Paid	$481,509	$313,616

2023	PEO	Non-PEO NEOs
Summary Compensation Table Total	$464,526	$294,242
Less: Grant-Date Fair Value of Equity Awards	(80,429)	(32,318)
Fair Value of Equity Awards Granted During the Year Outstanding and Unvested at Year End	44,606	29,564
Fair Value of Equity Awards Granted During the Year that Vested During the Year	31,679	-
Change in Fair Value of Equity Awards Granted in Prior Years Outstanding and Unvested at Year End	(10,988)	(5,553)
Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	(5,393)	(2,353)
Compensation Actually Paid	$444,001	$283,582

In 2025, the compensation actually paid to the PEO increased 17.0% from $481,509 to $563,129 and the average compensation actually paid to the non-PEO NEOs increased 10.7% from $313,616 to $347,260.  In comparison, net income decreased 1.3% from $20,325,000 to $20,058,000 and total shareholder return increased 0.1% from $76.00 to $76.10.  In 2024, the compensation actually paid to the PEO increased 8.4% from $444,001 to $481,509 and the average compensation actually paid to the non-PEO NEOs increased 10.2% from $283,582 to $313,616.  In comparison, net income decreased 14.4% from $23,757,000 to $20,325,000 and total shareholder return fell 13.2% from $87.59 to $76.00.  In 2023, the compensation actually paid to the PEO increased 4.3% from $425,592 to $444,001 and the average compensation actually paid to the non-PEO NEOs dropped 5.2% from $299,217 to $283,582.  In comparison, net income increased 21.3% from $19,580,000 to $23,757,000 and total shareholder return fell 12.4% from $100.00 to $87.59.

PROPOSAL 3
TO PROVIDE AN ADVISORY VOTE TO APPROVE THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve the following advisory resolution at the 2026 Annual Meeting of Shareholders:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including in the compensation tables and related narrative set forth under the caption “Compensation of Directors and Executive Officers,” is hereby APPROVED.”

As described in the “Compensation of Directors and Executive Officers” section above, the goal of our executive compensation programs is to attract, motivate and retain our senior management.  We believe that our combination of base salary, cash and stock based incentives and deferred compensation programs as detailed above properly support this goal while also providing increased value to our customers and shareholders.  In addition, our executive compensation compares favorably with that of our peers as discussed in detail in the “Compensation of Directors and Executive Officers” section contained in this proxy statement.

We encourage shareholders to read the Compensation of Directors and Executive Officers beginning on page 18 of the proxy statement and related compensation tables and narrative, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executives.

While the Board intends to carefully consider the shareholder vote and feedback from this “say-on-pay” proposal, such vote will not be binding on the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.  However, the Compensation and Human Capital Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not count as votes cast with respect to this proposal and will have no effect on the outcome of the vote on the proposal.

The Board of Directors unanimously recommends a vote “FOR” the approval, in an advisory capacity, of the compensation of our named executive officers, as disclosed in this proxy statement.

DISCRETIONARY AUTHORITY

The notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting.  The Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than is hereinbefore set forth.  In the event additional matters should be presented, however, the proxies will exercise their discretion in voting on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2027 Annual Meeting of Shareholders must be received by the Company in writing no later than November 24, 2026.  In addition, all proposals will need to comply with Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

For a proposal to be timely for consideration at the annual meeting, but not included in the proxy statement and form of proxy relating to the 2027 Annual Meeting of Shareholders, the Company’s Bylaws provide that we must have received the shareholder proposal or director nomination not less than ninety days nor more than one hundred and twenty days prior to the anniversary of our annual meeting, meaning between January 4, 2027 and February 3, 2027 for the 2026 annual meeting.  In the event that the 2026 annual meeting of shareholders is advanced by more than thirty days or delayed by more than sixty days from the anniversary date of the 2026 Annual Meeting, proposals or nominations for the 2027 annual meeting must be received by us no earlier than the ninetieth day prior to the date of the 2027 annual meeting of shareholders or, if later, the date which is ten days after the day on which public announcement of the date of such meeting is first made.  All shareholder proposals and director nominations must also comply with the other requirements set forth in the Company's Bylaws.  Copies of the Company’s Bylaws can be obtained by submitting a written request to: Corporate Secretary, The York Water Company, 130 E. Market Street, York, PA 17401.

OTHER MATTERS

We offer a service approved by the SEC called householding.  This service allows shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials to receive only one copy of our Proxy Statement and Annual Report.  We believe this service provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.  If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge Financial Solutions, or Broadridge, by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Further information regarding the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which has been filed with the Securities and Exchange Commission.  The Form 10-K (including financial statements and schedules) may be obtained free of charge upon written or oral request by writing to:  Molly Houck, The York Water Company, 130 East Market Street, York, Pennsylvania 17401; or by telephone to Ms. Houck at (717) 718-2942.  Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.  The Form 10-K is also available, free of charge, on the Investor Relations page of the Company’s website at www.yorkwater.com.

The Company’s Annual Report to Shareholders does not form part of the proxy solicitation materials.  The Annual Report to Shareholders is also available, free of charge, on the Investor Relations page of the Company’s website at www.yorkwater.com.

"That good York water"

SINCE 1816

THE YORK WATER COMPANY
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The York Water Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83813-P42702 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE YORK WATER COMPANY

Directors recommend a vote "FOR" Items 1, 2, and 3.

	For All	Withhold All	For All Except
Vote on Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. TO ELECT THREE NOMINEES AS DIRECTORS:

Nominees:

01) Joseph T. Hand
02) Erin C. McGlaughlin
03) Laura T. Wand

Vote on Proposals	For	Against	Abstain
2. To ratify the appointment of Baker Tilly US, LLP as the Company's independent registered public accounting firm for the 2026 fiscal year.	☐	☐	☐
3. To provide an advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

4. To transact such other business as may properly come before the meeting and any adjournment thereof according to the proxies' discretion and in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2026 Annual Meeting Details

Monday, May 4, 2026
1:00 P.M. Eastern Time

Free parking will be available in the Philadelphia Street Garage which is located at 17 West Philadelphia Street.

If you plan on attending the meeting, doors will open at 11:30 a.m. and a boxed lunch will be provided beginning at 12:00 p.m. Please RSVP either by checking the box on the proxy card and mailing in the enclosed envelope, or by contacting Molly Houck at (717) 718-2942 or by e-mail at mollyh@yorkwater.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report, and Form 10-K are available at www.proxyvote.com.

V83814-P42702

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE YORK WATER COMPANY

Proxy - Annual Meeting of Shareholders
May 4, 2026

The undersigned, a Shareholder of The York Water Company, a Pennsylvania corporation (the " Company"), does hereby appoint Douglas S. Brossman, Jody L. Keller, SPHR, and William T. Yanavitch II and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held Monday, May 4, 2026 at 1:00 P.M. Eastern Time or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3.

(Continued and to be signed on reverse side)